Exhibit 99.1

Biostage Reports 2017 Financial Results

-	Fourth Quarter Headcount Reduction and Private Placement Extend Operational Runway

Holliston, MA – April 2, 2018 – Biostage, Inc. (OTCQB: BSTG) (“Biostage” or the “Company”), a biotechnology company developing bioengineered organ implants to treat life-threatening conditions of the esophagus, bronchus and trachea, today announced financial results for the quarter and year ended December 31, 2017.

Summary of Financial Results

For the three months ended December 31, 2017, the Company reported a net loss of approximately $1.2 million, or a net loss per diluted share of $0.61, compared to a net loss of approximately $3.3 million, or a net loss per diluted share of $3.91 for the three months ended December 31, 2016. The $2.1 million decrease in net loss for the three months ended December 31, 2017 was mainly attributable to reduced spending due to the Company’s headcount reduction in the fourth quarter of 2017.

For the full year ended December 31, 2017, the Company reported a net loss of approximately $11.9 million, or a net loss per diluted share of $6.63, compared to a net loss of approximately $11.6 million, or a net loss per diluted share of $14.49 for the year ended December 31, 2016. The $0.3 million increased net loss for 2017 was primarily attributable to higher research and development spending on outsourced preclinical studies, scientific conferences, and employee-related costs during the first half of 2017 that were offset, in part, by reduced spending due to the Company’s headcount reduction in the fourth quarter of 2017.

Fourth Quarter 2017 Highlights

•	Reduced the Company’s staffing to preserve cash
•	Secured $4.2 million private placement to extend operational runway

Recent Highlights

•	Published successful results of pre-clinical study demonstrating esophageal regeneration in large animals
•	Announced the first successful in-human use of a Cellspan™ implant to regenerate a patient’s esophagus
•	Expanded the Company’s scientific expertise by appointing Dr. Christine Finck and Dr. Charles Cox, Jr. to its Scientific Advisory Board
•	Appointed Jason Chen as the Chairman of the Company’s Board of Directors in connection with plans to expand into the Chinese market
•	Completed an additional $1 million private placement
•	Awarded SBIR Fast-Track grant to develop Cellspan™ Esophageal Implant (CEI) as a novel treatment for esophageal atresia in pediatric patients
•	Appointed distinguished children’s hospital executive James Shmerling to Board of Directors

Jim McGorry, Biostage’s CEO, commented, “During the fourth quarter of 2017 we weathered a liquidity crisis by conducting a headcount reduction to reduce our expenses. We were looking at the time to conserve cash and to preserve our technology while seeking an investor to extend the company’s runway. We closed a $4.2 million private placement at year-end with a group of fundamental investors who see a significant opportunity for our Cellframe™ technology to address China’s large esophageal cancer patient population as well as the value our technology may bring to children with esophageal atresia.”

Mr. McGorry continued, “Since that private placement, we have closed an additional $1 million private placement, bolstered our staffing in all key areas of research and development, and added two new experts to our Scientific Advisory Board. We also have made significant progress in moving our esophageal atresia pre-clinical program forward though our collaboration with Connecticut Children’s Medical Center. Most notably we recently announced that we have been informed by the surgeon that our esophageal implant product candidate had successfully prompted esophageal regeneration in a first-in-human surgical procedure performed at a major U.S. hospital in May 2017. We believe this is a clear demonstration of our technology’s potential for improving human care. We are also excited about the operational runway our new investors have provided us and the progress we are making in moving our esophageal implant product candidates toward Investigational New Drug applications, which we anticipate to occur in 2019.”

The Company ended 2017 with approximately $4.0 million of cash on-hand. Based on management's current projections, it believes it has sufficient cash on hand to fund operations partially through the third quarter of 2018.

About Biostage, Inc.

Biostage is a biotechnology company developing bioengineered organ implants based on the Company's Cellframe™ technology which combines a proprietary biocompatible scaffold with a patient's own stem cells to create Cellspan organ implants. Cellspan implants are being developed to treat life-threatening conditions of the esophagus, bronchus or trachea with the hope of dramatically improving the treatment paradigm for patients. Based on its preclinical data, Biostage has selected life-threatening conditions of the esophagus as the initial clinical application of its technology.

For more information, please visit www.biostage.com and connect with the Company on Twitter and LinkedIn.

Forward-Looking Statements:

Some of the statements in this press release are "forward-looking" and are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. These "forward-looking" statements in this press release include, but are not limited to, statements relating to development expectations and regulatory approval of any of the Company’s products, including those utilizing its Cellframe technology, by the U.S. Food and Drug Administration, the European Medicines Agency or otherwise, which expectations or approvals may not be achieved or obtained on a timely basis or at all; or success with respect to any collaborations, clinical trials and other development and commercialization efforts of the Company’s products, including those utilizing its Cellframe technology, which such success may not be achieved or obtained on a timely basis or at all. These statements involve risks and uncertainties that may cause results to differ materially from the statements set forth in this press release, including, among other things, the Company’s ability to obtain and maintain regulatory approval for its products; plus other factors described under the heading "Item 1A. Risk Factors" in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016 or described in the Company’s other public filings. The Company’s results may also be affected by factors of which the Company is not currently aware. The forward-looking statements in this press release speak only as of the date of this press release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to such statements to reflect any change in its expectations with regard thereto or any changes in the events, conditions or circumstances on which any such statement is based.

Investor Relations Contact:

Tom McNaughton

Chief Financial Officer

774-233-7300

tmcnaughton@biostage.com

BIOSTAGE, INC.

UNAUDITED CONSOLIDATED BALANCE SHEETS

(in thousands, except par value and share data)

	December 31,	December 31,
	2017	2016

ASSETS
Current assets:
Cash	$4,038	$2,941
Accounts receivable	-	42
Prepaid expenses	289	291
Other current assets	86	212
Total current assets	4,413	3,486

Property, plant and equipment, net	632	1,065
Total non-current assets	632	1,065

Total assets	$5,045	$4,551

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$923	$962
Accrued and other current liabilities	383	1,210
Due to related party	300	-
Warrant liability	16	605
Total current liabilities	1,622	2,777
Total liabilities	1,622	2,777

Stockholders' equity:
Undesignated preferred stock, $0.01 par value; 984,000 and 996,000 shares authorized at December 31, 2017 and 2016, respectively; none issued and outstanding	-	-
Series D convertible preferred stock, par value $0.01 per share, 12,000 and 0 shares authorized at December 31, 2017 and 2016, respectively; 3,108 and 0 shares issued and outstanding at December 31, 2017 and 2016, respectively (aggregate liquidation value of $3,108,000 at December 31, 2017)	1,475	-
Common stock, par value $0.01 per share, 120,000,000 and 60,000,000 shares authorized at December 31, 2017 and 2016, respectively; 2,507,304 and 855,448 issued and outstanding at December 31 2017 and 2016, respectively	25	9
Additional paid-in capital	50,157	38,083
Accumulated deficit	(48,234)	(36,318)
Total stockholders' equity	3,423	1,774

Total liabilities and stockholders' equity	$5,045	$4,551

BIOSTAGE, INC.

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

	Three Months ended December 31,		Twelve Months ended December 31,
	2017	2016	2017	2016

Revenues	$-	$28	$-	$82
Cost of revenues	-	59	-	116
Gross profit (deficit)	-	(31)	-	(34)

Operating expenses:
Research and development	467	2,324	7,588	7,603
Selling, general and administrative	974	1,228	3,880	4,489
Total operating expenses	1,441	3,552	11,468	12,092

Operating loss	(1,441)	(3,583)	(11,468)	(12,126)

Other income (expense):
Change in fair value of liability warrants	323	241	(337)	547
Other expense	(111)	-	(111)	-
	212	241	(448)	547

Loss before income taxes	(1,229)	(3,342)	(11,916)	(11,579)
Income taxes	-	-	-	-

Net loss	$(1,229)	$(3,342)	$(11,916)	$(11,579)

Basic and diluted net loss per share	$(0.61)	$(3.91)	$(6.63)	$(14.49)

Weighted average common shares, basic and diluted	2,018	855	1,797	799

BIOSTAGE, INC.

UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Years ended December 31,
	2017	2016

Cash flows used in operating activities:
Net loss:	$(11,916)	$(11,579)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock-based compensation expense	693	1,327
Depreciation	413	454
Loss on sale of equipment	160	-
Change in fair value of warrant liability, net of issuance costs	337	(547)
Changes in operating assets and liabilities:
Accounts receivable	42	(21)
Inventories	-	75
Prepaid expenses	2	39
Other current assets	126	(212)
Accounts payable	(43)	472
Accrued and other current liabilities	(828)	934
Net cash used in operating activities	(11,014)	(9,058)

Cash flows used in investing activities:
Additions to property, plant and equipment	(136)	(302)
Net cash used in investing activities	(136)	(302)

Cash flows from financing activities:
Advance from related party	300	-
Proceeds from issuance of Series D convertible preferred stock, common stock and warrants, net	4,086	-
Proceeds from issuance of common stock and warrants, net of offering costs	6,801	4,496
Proceeds from issuance of common stock, net of offering costs	-	349
Proceeds from exercise of warrants	1,060	-
Net cash provided by financing activities	12,247	4,845
Net (decrease) increase in cash	1,097	(4,515)
Cash at the beginning of the year	2,941	7,456
Cash at the end of the year	$4,038	$2,941